Exhibit D

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Post-Qualification Amendment No. 1 of Regulation A Offering Circular on Form 1-A (File No. 024-10732) of our report dated January 25, 2019, relating to the financial statements for the year ended December 31, 2018 of CF FUND II, LLC, appearing in this Post-Qualification Amendment of Regulation A Offering Circular.

Spiegel Accountancy Corp

Pleasant Hill, California

March 25, 2019